Exhibit 11


                            CORDIS CORPORATION
                 COMPUTATION OF PRIMARY EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                   Years ended June 30,
                                            1994        1993        1992

Income:

Income before cumulative effect of
 accounting change                        $ 37,491    $ 31,466    $ 25,731
Cumulative effect of accounting change      10,115           -           -

     Net income                           $ 47,606    $ 31,466    $ 25,731

Common shares:

PRIMARY

Weighted average shares outstanding         15,995      15,847      15,093
Potential dilution on exercise
 of stock options (1)                          557         367         486

Shares included in the computation
 of primary earnings per share              16,552      16,214      15,579

FULLY DILUTED

Weighted average shares outstanding         15,995      15,847      15,093
Potential dilution on exercise of
 stock options (1)                             578         410         496

Shares included in the computation of
 fully diluted earnings per share           16,573      16,257      15,589

Earnings per share:

PRIMARY

Income before cumulative effect of
 accounting change                        $   2.27    $   1.94    $   1.65
Cumulative effect of accounting change         .61           -           -

     Net income                           $   2.88    $   1.94    $   1.65

FULLY DILUTED

Income before cumulative effect of
 accounting change                        $   2.26    $   1.94    $   1.65
Cumulative effect of accounting change         .61           -           -

     Net income                           $   2.87    $   1.94    $   1.65


(1) Computed under the treasury stock method based on the average price during the periods for primary earnings per share, and the higher of the average price during the periods or the end of period closing price for fully diluted earnings per share.

NOTE: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b) (11) although not required by Accounting Principles Board Opinion No. 15 because it results in a dilution of less than 3%.